EXHIBIT 99.1

Company Contacts:

Robert J. Lollini

Betsy Truax

President & CEO	Investor Relations Consultant
(801) 975-1191	(801) 975-1191, ext. 411
www.iomed.com	info@iomed.com

IOMED Reports Record Third Quarter Fiscal 2004 Operating Results

Over $3 Million in Sales and $0.04 Per Share of Net Income

Salt Lake City, UT (April 27, 2004) – IOMED, Inc. (AMEX:IOX) today reported financial results for the third quarter ended March 31, 2004. The Company posted the second highest quarterly sales in its history, reported positive operating cash flow and had net income of $0.04 per diluted share.

Third Quarter Results

For the quarter ended March 31, 2004, sales were a record $3,094,000, marking the second consecutive quarter of sales in excess of $3 million. Gross margin was 62% compared with 63% a year ago.

Total operating expenses of $1,633,000 were down from the prior-year quarter. Selling, general and administrative expenses decreased 8% during the quarter primarily due to decreased legal expense associated with the Company’s trade secret litigation. Research and development expenses decreased 20% due to timing of investment in new product development.

For the third quarter of fiscal 2004, IOMED reported net income of $280,000, or $0.04 per diluted share compared with net income of $118,000, or $0.02 per diluted share, a year ago. IOMED has reported net income for seven consecutive quarters.

Nine-Month Operating Results

For the nine-month period ended March 31, 2004, IOMED reported sales of $9,026,000 compared with $8,815,000 a year ago. Gross margin was 62% compared with 63% a year ago. The decrease in gross profit margin was due to increased quality and regulatory activities including FDA 510(k) application fees. Selling, general and administrative expenses increased 2% and research and development expenses decreased 23%. For the nine months of fiscal 2004, IOMED reported net income of $610,000, or $0.08 per diluted share, compared with net income of $503,000, or $0.07 per diluted share for the prior year.

“We are pleased to have grown net income over prior year 137% for the third quarter and 21% for the nine-month period, while generating over $1 million of operating cash flow. In addition, we continue to build our product line, improve working capital and seek opportunities to build our revenue base,” said Mr. Robert J. Lollini, IOMED President and CEO.

IOMED generated operating cash flow of $1,078,000 for the nine months of fiscal 2004. Working capital increased to $7.4 million and shareholders’ equity reached $9.1 million. Total cash as of March 31, 2004 was $8.2 million.

New Products Introduced

During the third quarter, IOMED introduced two new iontophoresis products, giving it the broadest range of iontophoresis products on the market. OptimA™ is a new buffered iontophoresis electrode designed for greater drug delivery, enhanced patient comfort and less skin irritation than competing buffered electrodes. Companion 80™, a self-contained iontophoresis system, is IOMED’s new Mobile Solution™ that allows the patient to resume daily activity and the clinician to optimize the use of patient time in the clinic. These new product offerings are designed to complement IOMED’s premium iontophoresis electrodes which include the Company’s IOGEL® and TransQ® product lines.

Looking Forward

The Company also reported that it is restructuring its sales distribution network. “With a changing competitive environment, we believe it is necessary to restructure our distribution network to achieve our long-term growth objectives,” said Mr. Lollini. “During the coming months, this restructuring will result in terminating some dealer relationships and reallocating territories. In order to mitigate the potential effect on sales, we will seek to implement the restructuring in stages; however, it is possible that we may experience short-term fluctuations in sales. We are confident that with the breadth of our product line, distributor pricing incentives and reduced interference among distributors, we will establish a stronger business relationship with our long-term strategic distribution partners,” said Mr. Lollini.

IOMED is a leader in developing, manufacturing and marketing active drug delivery systems used primarily to treat acute local inflammation in the physical and occupational therapy and sports medicine markets. The Company is pursuing opportunities to advance its position as a provider of quality, innovative, needless drug delivery products that improve patient healthcare. IOMED seeks to accomplish this by expanding its product line, distributing new products, developing strategic partnerships and acquisitions.

The statements contained in this news release that are not purely historical are forward-looking statements, as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and include IOMED’s beliefs, expectations or intentions regarding its future operations and financial condition. All forward-looking statements included in this news release are made as of the date hereof and are based upon information available to IOMED as of such date. IOMED assumes no obligation to update any forward-looking statement. It is important to note that actual outcomes could differ materially from those in such forward-looking statements. Readers should also refer to the risk factors and other disclosures set forth in IOMED’s filings with the Securities Exchange Commission on Form 10-K for its fiscal year ended June 30, 2003.

—TABLES FOLLOW—

CONDENSED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,		Nine Months Ended March 31,
	2004	2003	2004	2003
	(unaudited )		(unaudited )
Product sales	$3,094,000	$2,927,000	$9,026,000	$8,815,000
Cost of products sold	1,171,000	1,081,000	3,391,000	3,241,000
Gross profit	1,923,000	1,846,000	5,635,000	5,574,000

Operating costs and expenses:
Selling, general and administrative	1,376,000	1,496,000	4,275,000	4,212,000
Research and development	257,000	321,000	765,000	990,000
Non-recurring items	—	(76,000)	—	(76,000)
Total operating costs and expenses	1,633,000	1,741,000	5,040,000	5,126,000

Operating income	290,000	105,000	595,000	448,000

Other income (expense):
Other income	6,000	37,000	80,000	139,000
Interest expense	(42,000)	(53,000)	(133,000)	(168,000)
Interest income	26,000	29,000	68,000	84,000

Net income	$280,000	$118,000	$610,000	$503,000

Income per share:
Basic	$0.04	$0.02	$0.09	$0.08
Diluted	$0.04	$0.02	$0.08	$0.07

Shares used in the computation of income per share:
Basic	6,568,000	6,545,000	6,552,000	6,545,000
Diluted	7,813,000	7,532,000	7,646,000	7,483,000

CONDENSED BALANCE SHEET

	March 31, 2004	June 30, 2003
	(unaudited)	(audited)
Cash and cash equivalents	$6,808,000	$5,921,000
Working capital, net	$7,390,000	$6,263,000
Restricted cash	$1,401,000	$1,689,000
Total assets	$12,353,000	$12,491,000
Long-term obligations	$1,492,000	$1,971,000
Accumulated deficit	$(32,501,000)	$(33,111,000)
Shareholders’ equity	$9,079,000	$8,416,000

CONDENSED STATEMENTS OF CASH FLOWS

	Nine Months Ended March 31,
	2004	2003
	(unaudited )
Cash flows from operating activities
Net income	$610,000	$503,000
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	728,000	699,000
Other non-cash charges	—	(76,000)
Changes in operating assets and liabilities:
Accounts receivable	6,000	6,000
Inventories	39,000	78,000
Prepaid expenses	37,000	(19,000)
Trade accounts payable	(185,000)	(66,000)
Other accrued liabilities	(157,000)	52,000
Net cash provided by operating activities	1,078,000	1,177,000

Cash flows from investing activities
Net purchases of equipment and furniture	(73,000)	(116,000)

Cash flows from financing activities
Change in restricted cash balance	288,000	299,000
Proceeds from exercise of stock options	53,000	—
Payments on long-term obligations	(459,000)	(430,000)
Net cash used in financing activities	(118,000)	(131,000)

Net increase in cash and cash equivalents	887,000	930,000

Cash and cash equivalents at beginning of period	5,921,000	4,422,000

Cash and cash equivalents at end of period	$6,808,000	$5,352,000

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